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                                                 EXHIBIT (11.2)


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CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--BASIC
FISCAL YEARS ENDED FEBRUARY 3, 2001, FEBRUARY 5, 2000
AND FEBRUARY 6, 1999 (in thousands except per share amounts)
                                 2000        1999        1998
                              ---------   ---------   ---------
Common shares outstanding
 at beginning of
 fiscal period                  17,791      17,730      17,499

Shares issued during
 the period -
 weighted average                   37          50         144

Less:  Treasury stock -
 weighted average               (9,967)     (8,111)     (7,708)
                              ---------   ---------   ---------
Weighted average number
 of common and common
 equivalent shares               7,861       9,669       9,935
                              =========   =========   =========
Net earnings (loss)
 applicable to common shares:
  From continuing
   operations                 $ 15,064    $  3,197    $ 21,276
  From discontinued
   operations                   (4,110)     (6,429)        668
                              ---------   ---------   ---------
      Net earnings (loss)     $ 10,954    $ (3,232)   $ 21,944
                              =========   =========   =========
Earnings (loss) per common
 share:
  From continuing
   operations                 $   1.92    $   0.33    $   2.14
  From discontinued
   operations                    (0.53)      (0.66)       0.07
                              ---------   ---------   ---------
     Net earnings (loss)      $   1.39    $  (0.33)   $   2.21
                              =========   =========   =========
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